EXHIBIT 10.3

LIBERTY LATIN AMERICA
2018 INCENTIVE PLAN
(Amended and Restated effective May 12, 2021)
RESTRICTED SHARE UNITS AGREEMENT
THIS RESTRICTED SHARE UNITS AGREEMENT (this “Agreement”) is made as of [__] (the “Grant Date”), by and between LIBERTY LATIN AMERICA LTD., an exempted Bermuda company limited by shares (the “Company”), and Balan Nair whose address and employee number appear on the signature page hereto (the “Grantee”).
RECITALS
The Company has adopted the Liberty Latin America 2018 Incentive Plan (Amended and Restated effective May 12, 2021) (the “Plan”), which by this reference is made a part hereof, for the benefit of eligible employees of the Company and its Subsidiaries. Pursuant to Article 3 of the Plan the Company’s Board of Directors (the “Board”) appointed the Compensation Committee of the Board (the “Committee”) to administer the Plan. Capitalized terms used and not otherwise defined herein will have the meaning given thereto in the Plan. To review the Plan, please log into Shareworks by Morgan Stanley and visit the Documents tab.
The Committee has determined that it is in the best interest of the Company and its Shareholders to award restricted share units to the Grantee effective as of the Grant Date, subject to the conditions and restrictions set forth herein and in the Plan, in order to provide the Grantee additional remuneration for services rendered, to encourage the Grantee to continue to provide services to the Company or its Subsidiaries and to increase the Grantee’s personal interest in the continued success and progress of the Company.
AGREEMENT
The Company and the Grantee therefore agree as follows:
1.Definitions. The following terms, when used in this Agreement, have the following meanings:
“Act” means the Bermuda Companies Act of 1981, as amended from time to time, and the rules and regulations thereunder.
“Approved Transaction” has the meaning specified in the Plan. For purposes of clarification, an Approved Transaction under the Plan would include a going private transaction within the meaning of Rule 13e-3 of the Securities Exchange Act of 1934, as amended, including a going private transaction with affiliated entities or with insiders.
“Business Day” means any day other than Saturday, Sunday or a day on which banking institutions in Denver, Colorado, are required or authorized to be closed.
“Cause” has the meaning specified under Section 1.1 of the Employment Agreement.

“Class [A] [C] common shares” means the Class [A] [C] common shares, par value $0.01 per share, of the Company.
“Code” means the U.S. Internal Revenue Code of 1986, as it may be amended from time to time, or any successor statute thereto. References to any specific Code section shall include any successor section.
“Committee” has the meaning specified in the preamble to this Agreement.
“Company” has the meaning specified in the preamble to this Agreement.
“Corresponding Day” means with respect to each month, the day of that month that is the same day of the month as the Grant Date; provided that, for any month for which there is not a day corresponding to the Grant Date, then the Corresponding Day shall be the last day of such month. By way of example, if the Grant Date was the 31st of December, the Corresponding Day in June would be the 30th.
“Disability” or “Disabled” has the meaning specified under Section 1.1 of the Employment Agreement.
“Employment Agreement” means that certain Amended and Restated Employment Agreement, made and effective as of July 28, 2022, by and among the Company, LiLAC Communications Inc. and the Grantee.
“Good Reason” has the meaning specified under Section 1.1 of the Employment Agreement.
“Grant Date” has the meaning specified in the preamble to this Agreement.
“Grantee” has the meaning specified in the preamble to this Agreement.
“Plan” has the meaning specified in the preamble to this Agreement.
“Required Withholding Amount” has the meaning specified in Section 14 of this Agreement.
“Retirement” means the voluntary termination of a Grantee’s employment with the Company or its Subsidiaries, on or after the date that the sum of the Grantee’s years of age and years of continuous employment with the Company or its Subsidiaries is at least 70 (the “Rule of 70”). For clarity, the Company will count years of continuous employment with Liberty Global plc or any of its Subsidiaries for calculating the Rule of 70 for any service rendered by the Grantee to such entities immediately prior to joining the Company or any of its Subsidiaries.
“Restricted Share Units” has the meaning specified in Section 2 of this Agreement. Restricted Share Units represent an Award of Restricted Share Units that provides for the issuance of the Shares subject to the Award at or following the end of the Restriction Period within the meaning of Article IX of the Plan.

“RSU Dividend Equivalents” means, to the extent specified by the Committee only, an amount equal to all dividends and other distributions (or the economic equivalent thereof) which are payable or transferable to Shareholders of record during the Restriction Period on a like number of the Shares represented by the Restricted Share Units.
“Section 409A” means Section 409A of the Code and related Regulations and Treasury pronouncements.
“Share” means the LILA[K] Class [A] [C] common shares subject to the Award.
“Termination of Service” means the termination for any reason of Grantee’s provision of services to the Company and its Subsidiaries, as an officer, employee or independent contractor.
“Vesting Date” means each date on which any Restricted Share Units cease to be subject to a risk of forfeiture, as determined in accordance with this Agreement and the Plan.
“Withholding Agreement” means that certain letter agreement, dated February 16, 2022, by and between the Company and the Grantee with respect to the withholding of Class C common shares to satisfy award withholding requirements.
2.Grant of Restricted Share Units. Subject to the terms and conditions herein and pursuant to the Plan, the Company grants to the Grantee effective as of the Grant Date an Award of the number of Restricted Share Units set forth on the signature page hereof, each representing the right to receive one Share.
3.Settlement of Restricted Share Units. Settlement of Restricted Share Units that vest in accordance with Section 5 or 6 of this Agreement or Section 11.1(b) of the Plan shall be made as soon as administratively practicable after the applicable Vesting Date, but in no event later than 30 days following such Vesting Date. Settlement of vested Restricted Share Units shall be made by issuance of Shares, together with any related RSU Dividend Equivalents, in accordance with Section 7.
4.Shareholder Rights; RSU Dividend Equivalents. The Grantee shall have no rights of a Shareholder with respect to any Shares represented by any Restricted Share Units unless and until such time as Shares represented by vested Restricted Share Units have been delivered to the Grantee in accordance with Section 7. The Grantee will have no right to receive, or otherwise have any rights with respect to, any RSU Dividend Equivalents until such time, if ever, as the Restricted Share Units with respect to which such RSU Dividend Equivalents relate shall have become vested and, if vesting does not occur, the related RSU Dividend Equivalents will be forfeited. RSU Dividend Equivalents shall not bear interest or be segregated in a separate account. Notwithstanding the foregoing, the Committee may, in its sole discretion, accelerate the vesting of any portion of the RSU Dividend Equivalents (the “Vested RSU Dividend Equivalents”). The settlement of any Vested RSU Dividend Equivalents shall be made as soon as administratively practicable after the accelerated Vesting Date, but in no event later than 30 days following such Vesting Date.
5.Vesting. Unless the Committee otherwise determines in its sole discretion, subject to earlier vesting in accordance with Section 6 of this Agreement or Section 11.1(b) of the Plan and subject to the last paragraph of this Section 5, the Restricted Share Units shall become vested in accordance with the following schedule (each date specified below being a Vesting Date):
[__]
Please refer to the website of the Third Party Administrator, which maintains the database for the Plan and provides related services, for the specific Vesting Dates related to the Restricted Share Units (click on the specific Grant Name or Grant ID in the Portfolio/Account Summary View).
On each Vesting Date, and upon the satisfaction of any other applicable restrictions, terms and conditions, any RSU Dividend Equivalents with respect to the Restricted Share Units that have not theretofore become Vested RSU Dividend Equivalents (“Unpaid RSU Dividend Equivalents”) will become vested to the extent that the Restricted Share Units related thereto shall have become vested in accordance with this Agreement.
If the Grantee is suspended (with or without compensation) or is otherwise not in good standing with the Company or any Subsidiary as determined by the Company’s Chief Legal Officer due to an alleged violation of the Company’s Code of Conduct, applicable law or other misconduct (a “Suspension Event”), the Company has the right to suspend the vesting of the Restricted Share Units until the day after the Company (as determined by the Chief Legal Officer or his/her designee) has determined (x) the suspension is lifted or (y) the Company determines lack of good standing has been cured (each, the “Recovery Date”). If the Suspension Event has occurred and prior to the Recovery Date, the Grantee dies, becomes Disabled or is terminated without Cause or terminates for Good Reason, then the provisions of this Section 5 and Section 6 continue to apply notwithstanding the Suspension Event. If the Grantee resigns (including due to Retirement) or is terminated for Cause prior to the Recovery Date then the unvested Restricted Share Units will be terminated without any further vesting after the date of the Suspension Event, unless otherwise agreed by the Company.
6.Early Vesting or Forfeiture.
(a)Unless otherwise determined by the Committee in its sole discretion:
i)If Termination of Service occurs by reason of the Grantee’s death or Disability, termination by the Company or a Subsidiary without Cause (as determined in the sole discretion of the Committee) or resignation by the Grantee for Good Reason, the Restricted Share Units, to the extent not theretofore vested, and any related Unpaid RSU Dividend Equivalents, will immediately become fully vested.

ii)If the Termination of Service is due to the Grantee’s Retirement, then any unvested Restricted Share Units and Unpaid Dividend Equivalents shall immediately vest to the extent that such Restricted Share Units (including any related Unpaid RSU Dividend Equivalents) would have become vested had the Grantee remained in continuous employment with the Company through the date that is one year after the date of the Grantee’s Retirement. Such Restricted Share Units and any related Unpaid RSU Dividend Equivalents will be settled in accordance with Section 3.
iii)If Termination of Service occurs for any reason other than as specified in Section 6(a)(i) or 6(a)(ii) above or 6(d) below, then the Restricted Share Units, to the extent not theretofore vested, together with any related Unpaid RSU Dividend Equivalents, will be forfeited immediately.
iv)If the Grantee breaches any restrictions, terms or conditions provided in or established by the Committee pursuant to the Plan or this Agreement with respect to the Restricted Share Units prior to the vesting thereof (including any attempted or completed transfer of any such unvested Restricted Share Units contrary to the terms of the Plan or this Agreement), the unvested Restricted Share Units, together with any related Unpaid RSU Dividend Equivalents, will be forfeited immediately.
(b)Upon forfeiture of any unvested Restricted Share Units, and any related Unpaid RSU Dividend Equivalents, such Restricted Share Units and any related Unpaid RSU Dividend Equivalents will be immediately cancelled, and the Grantee will cease to have any rights with respect thereto.
(c)Unless the Committee otherwise determines, neither a change of the Grantee’s employment from the Company to a Subsidiary or from a Subsidiary to the Company or another Subsidiary, nor a change in Grantee’s status from an independent contractor to an employee, will be a Termination of Service for purposes of this Agreement if such change of employment or status is made at the request or with the express consent of the Company. Unless the Committee otherwise determines, however, any such change of employment or status that is not made at the request or with the express consent of the Company and any change in Grantee’s status from an employee to an independent contractor will be a Termination of Service within the meaning of this Agreement; provided, however, that, to the extent Section 409A is applicable to Grantee, any amounts otherwise payable hereunder as nonqualified deferred compensation within the meaning of Section 409A on account of Termination of Service shall not be payable before Grantee “separates from service”, as that term is defined in Section 409A, and shall be paid in accordance with Section 7 of this Agreement.
(d)Notwithstanding anything to the contrary contained herein, if Termination of Service occurs (x) by the Company or a Subsidiary without Cause or (y) by the Grantee for Good Reason, in each case, on or prior to (A) the 13 month anniversary of an Approved Transaction, Board Change or Control Purchase or (B) with respect to clause (y) of this Section 6(d) only, the later of such 13 month anniversary or the first day following the expiration of the cure period described in the definition of Good Reason in Section 1.1 of the Employment

Agreement, then all unvested Restricted Share Units, together with any related Unpaid RSU Dividend Equivalents, will become vested in full on the date of Termination of Service.
7.Delivery by the Company. As soon as practicable after the vesting of Restricted Share Units and any related Unpaid RSU Dividend Equivalents, pursuant to Section 5 or 6 hereof or Section 11.1(b) of the Plan, and subject to the withholding referred to in Section 14 of this Agreement, the Company will deliver or cause to be delivered to or at the direction of the Grantee (i)(a) a statement of holdings reflecting that the Shares represented by such vested Restricted Share Units are for the benefit of the Grantee in uncertificated form by a third party service provider designated by the Company, or (b) a confirmation of deposit of the Shares represented by such vested Restricted Share Units, in book-entry form, into the broker’s account designated by the Grantee, (ii) any securities constituting related vested Unpaid RSU Dividend Equivalents by any applicable method specified in clause (i) above, and (iii) any cash payment constituting related vested Unpaid RSU Dividend Equivalents. Any delivery of securities will be deemed effected for all purposes when (1) a statement of holdings reflecting such securities and, in the case of any Unpaid RSU Dividend Equivalents, any other documents necessary to reflect ownership thereof by the Grantee has been delivered personally to the Grantee or, if delivery is by mail, when the Company or its share transfer agent has deposited the statement of holdings and/or such other documents in the United States or local country mail, addressed to the Grantee, or (2) confirmation of deposit into the designated broker’s account of such securities, in written or electronic format, is first made available to the Grantee. Any cash payment will be deemed effected when a check from the Company, payable to or at the direction of the Grantee and in the amount equal to the amount of the cash payment, has been delivered personally to or at the direction of the Grantee or deposited in the United States or local country mail, addressed to the Grantee or his or her nominee.
8.Nontransferability of Restricted Share Units Before Vesting.
(a)Before vesting and during Grantee’s lifetime, the Restricted Share Units and any related Unpaid RSU Dividend Equivalents may not be sold, assigned, transferred by gift or otherwise, pledged, exchanged, encumbered or disposed of (voluntarily or involuntarily), other than by an assignment pursuant to a Domestic Relations Order. In the event of an assignment pursuant to a Domestic Relations Order, the unvested Restricted Share Units and any related Unpaid RSU Dividend Equivalents so assigned shall be subject to all the restrictions, terms and provisions of this Agreement and the Plan, and the assignee shall be bound by all applicable provisions of this Agreement and the Plan in the same manner as the Grantee.
(b)The Grantee may designate a beneficiary or beneficiaries to whom the Restricted Share Units, to the extent then vested, and any related Unpaid RSU Dividend Equivalents will pass upon the Grantee’s death and may change such designation from time to time by filing a written designation of beneficiary or beneficiaries with the Committee on such form as may be prescribed by the Committee, provided that no such designation will be effective unless so filed prior to the death of the Grantee. If no such designation is made or if the designated beneficiary does not survive the Grantee’s death, the Restricted Share Units, to the extent then vested, and any related Unpaid RSU Dividend Equivalents will pass by will or the laws of descent and distribution. Following the Grantee’s death, the person to whom such vested Restricted Share Units and any related Unpaid RSU Dividend Equivalents pass according to this Section 8(b) will be deemed the Grantee for purposes of any applicable provisions of this Agreement. [CLICK HERE TO ACCESS THE DESIGNATION OF BENEFICIARY FORM.]
9.Adjustments. The Restricted Share Units and any related Unpaid RSU Dividend Equivalents will be subject to adjustment pursuant to Section 4.2 of the Plan in such manner as the Committee may deem equitable and appropriate in connection with the occurrence following the Grant Date of any of the events described in Section 4.2 of the Plan.
10.Company’s Rights. The existence of this Agreement will not affect in any way the right or power of the Company or its Shareholders to accomplish any corporate act, including, without limitation, the acts referred to in Section 11.16 of the Plan.
11.Limitation of Rights. Nothing in this Agreement or the Plan will be construed to give the Grantee any right to be granted any future Award other than in the sole discretion of the Committee or to give the Grantee or any other person any interest in any fund or in any specified asset or assets of the Company or any of its Subsidiaries. Neither the Grantee nor any person claiming through the Grantee will have any right or interest in Shares represented by any Restricted Share Units or any related Unpaid RSU Dividend Equivalents unless and until there shall have been full compliance with all the terms, conditions and provisions of this Agreement and the Plan.
12.Restrictions Imposed by Law. Without limiting the generality of Section 11.8 of the Plan, the Company shall not be obligated to deliver any Shares represented by vested Restricted Share Units or securities constituting any Unpaid RSU Dividend Equivalents if counsel to the Company determines that the issuance or delivery thereof would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange upon which the Shares or such other securities are listed. The Company will in no event be obligated to take any affirmative action in order to cause the delivery of Shares represented by vested Restricted Share Units or securities constituting any Unpaid RSU Dividend Equivalents to comply with any such law, rule, regulation, or agreement. Any certificates representing any such securities issued or transferred under this Agreement may bear such legend or legends as the Company deems appropriate in order to assure compliance with the Act and applicable tax or securities laws.
13.Recoupment. (a) All Restricted Share Units and Shares, cash or other property received in satisfaction thereof and in satisfaction of RSU Dividend Equivalents, shall be subject to recoupment pursuant to the Company’s compensation recovery, “clawback” or similar policy, as may be in effect from time to time. For the avoidance of doubt, the Restricted Share Units and Shares, cash or other property received in satisfaction thereof shall not be deemed “Incentive-based Compensation” as defined in the Company’s Policy for the Recovery of Erroneously Awarded Compensation.
(b)    If the Grantee has been designated a Section 16 officer (as defined by Rule 16a-1(f) promulgated under the Securities Exchange of 1934, as amended) by the Board or has been appointed by the Board to an Executive Team position that is listed in Schedule 1 to the Company’s Policy for the Recovery of Erroneously Awarded Compensation, the Grantee, in consideration of this grant of Restricted Share Units, by affixing his or her signature hereto, hereby agrees to be subject to the Company’s Policy for the Recovery of Erroneously Awarded Compensation.
14.Mandatory Withholding for Taxes. To the extent the Grantee or Company is subject to withholding tax or employee social security withholding requirements under any national, state, local or other governmental law with respect to either (i) the award of Restricted Share Units to the Grantee or the vesting thereof, or (ii) the designation of any RSU Dividend Equivalents as payable or distributable or the payment, distribution or vesting thereof, in each case as determined by the Company in its sole and absolute discretion (collectively, the “Required Withholding Amount”), then the Grantee agrees that the Company shall withhold (i) from the Shares represented by vested Restricted Share Units and otherwise deliverable to the Grantee a number of Shares and/or (ii) from any related RSU Dividend Equivalents otherwise deliverable to the Grantee an amount of such RSU Dividend Equivalents, which collectively have a value (or, in the case of securities withheld, a Fair Market Value) equal to the Required Withholding Amount, unless the Grantee remits the Required Withholding Amount to the Company in cash in such form and by such time as the Company may require or other provisions for withholding such amount satisfactory to the Company have been made. Without limitation to the foregoing sentence, the Grantee hereby agrees that the Required Withholding Amount can also be collected by (i) deducting from cash amounts otherwise payable to the Grantee (including wages or other cash compensation), [or] (ii) withholding from proceeds of the sale of Shares acquired upon vesting of the Restricted Share Units through a sale arranged by the Company (on the Grantee’s behalf pursuant to this authorization without further consent) [or (iii) withholding Class C common shares pursuant to the Withholding Agreement to the extent that the Grantee concurrently vests in any restricted share units with respect to Class C common shares on a Vesting Date].1 [In addition, the Company may withhold additional Shares pursuant to the Withholding Agreement to satisfy withholding requirements that may apply to restricted share units with respect to Class A common shares of the Grantee that vest on a Vesting Date.]2 Notwithstanding any other provisions of this Agreement, the delivery of any Shares represented by vested Restricted Share Units and any related RSU Dividend Equivalents may be postponed until any required withholding taxes have been paid to the Company.
15.Notice. Unless the Company notifies the Grantee in writing of a different procedure, any notice or other communication to the Company with respect to this Agreement will be in writing and will be delivered personally or sent by United States first class or local country mail, postage prepaid, sent by overnight courier, freight prepaid or sent by facsimile and addressed as follows:
Liberty Latin America Ltd.
1 NTD: Include clause iii in CEO grant agreement for RSUs denominated in Class A common shares.
2 NTD: Include in CEO grant agreement for RSUs denominated in Class C common shares.

1550 Wewatta Street, Suite 810
Denver, CO 80202
Attn: Chief Legal Officer
Any notice or other communication to the Grantee with respect to this Agreement will be in writing and will be delivered personally, or will be sent by United States first class or local country mail, postage prepaid, to the Grantee’s address as listed in the records of the Company on the Grant Date, unless the Company has received written notification from the Grantee of a change of address.
16.Amendment. Notwithstanding any other provision hereof, this Agreement may be supplemented or amended from time to time as approved by the Committee. Without limiting the generality of the foregoing, without the consent of the Grantee,
(a)this Agreement may be amended or supplemented from time to time as approved by the Committee (i) to cure any ambiguity or to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein, or (ii) to add to the covenants and agreements of the Company for the benefit of the Grantee or surrender any right or power reserved to or conferred upon the Company in this Agreement, subject to any required approval of the Shareholders and, provided, in each case, that such changes or corrections will not adversely affect the rights of the Grantee with respect to the Award evidenced hereby, or (iii) to reform the Award made hereunder as contemplated by Section 11.18 of the Plan or to exempt the Award made hereunder from coverage under Code Section 409A, or (iv) to make such other changes as the Company, upon advice of counsel, determines are necessary or advisable because of the adoption or promulgation of, or change in or of the interpretation of, any law or governmental rule or regulation, including the Act and any applicable tax or securities laws; and
(b)subject to any required action by the Board or the Shareholders, the Restricted Share Units granted under this Agreement may be canceled by the Company and a new Award made in substitution therefor, provided that the Award so substituted will satisfy all of the requirements of the Plan as of the date such new Award is made and no such action will adversely affect any Restricted Share Units that are then vested.
17.Grantee Employment.
(a)Nothing contained in this Agreement, and no action of the Company or the Committee with respect hereto, will confer or be construed to confer on the Grantee any right to continue in the employ or service of the Company or any of its Subsidiaries or interfere in any way with any right of the Company or any Subsidiary, subject to the terms of any separate employment agreement to the contrary, to terminate the Grantee’s employment or service at any time, with or without Cause.
(b)The Award hereunder is special incentive compensation that will not be taken into account, in any manner, as salary, earnings, compensation, bonus or benefits, in determining the amount of any payment under any pension, retirement, profit sharing, 401(k), life insurance, salary continuation, severance or other employee benefit plan, program or policy of the Company or any of its Subsidiaries or any employment agreement or arrangement with the Grantee.
(c)It is a condition of the Grantee’s Award that, in the event of Termination of Service for whatever reason, whether lawful or not, including in circumstances which could give rise to a claim for wrongful and/or unfair dismissal (whether or not it is known at the time of Termination of Service that such a claim may ensue), the Grantee will not by virtue of such Termination of Service, subject to Section 6 of this Agreement, become entitled to any damages or severance or any additional amount of damages or severance in respect of any rights or expectations of whatsoever nature the Grantee may have hereunder or under the Plan. Notwithstanding any other provision of the Plan or this Agreement, the Award hereunder will not form part of the Grantee’s entitlement to remuneration or benefits pursuant to the Grantee’s employment agreement or arrangement, if any. The rights and obligations of the Grantee under the terms of his Employment Agreement or arrangement, if any, will not be enhanced hereby.
(d)In the event of any inconsistency between the terms hereof, of the Withholding Agreement or of the Plan and any employment, severance or other agreement or arrangement with the Grantee, the terms hereof, of the Withholding Agreement and of the Plan shall control.
18.Nonalienation of Benefits. Except as provided in Section 8 of this Agreement, (i) no right or benefit under this Agreement will be subject to anticipation, alienation, sale, assignment, hypothecation, pledge, exchange, transfer, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, hypothecate, pledge, exchange, transfer, encumber or charge the same will be void, and (ii) no right or benefit hereunder will in any manner be liable for or subject to the debts, contracts, liabilities or torts of the Grantee or other person entitled to such benefits.
19.Data Privacy.
(a)The Grantee’s acceptance hereof shall evidence the Grantee’s explicit and unambiguous consent to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data by and among, as applicable, the Grantee’s employer (the “Employer”) and the Company and its Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan. The Grantee understands that the Company and the Employer may hold certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, bonus and employee benefits, nationality, job title and description, any Shares or directorships or other positions held in the Company, its Subsidiaries and Affiliates, details of all options, share appreciation rights, restricted shares, restricted share units or any other entitlement to Shares or other Awards granted, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, annual performance objectives, performance reviews and performance ratings, for the purpose of implementing, administering and managing Awards under the Plan (“Data”).
(b)The Grantee understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Grantee’s country or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that the Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting the Grantee’s local human resources representative. The Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Grantee may elect to deposit any Shares acquired with respect to an Award.
(c)The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan. The Grantee understands that the Grantee may at any time view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Grantee’s local human resources representative. Further, the Grantee understands that he or she is providing the consents herein on a purely voluntary basis. If the Grantee does not consent, or if the Grantee later seeks to revoke his consent, the Grantee’s employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing the Grantee’s consent is that the Company would not be able to grant him or her RSUs or other equity awards or administer or maintain such awards. Therefore, the Grantee understands that refusing or withdrawing the Grantee’s consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of a refusal to consent or withdrawal of consent, the Grantee may contact the Grantee’s local human resources representative.
20.Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed in all respects exclusively by the internal laws of the State of Colorado as a contract to be performed in such state and without regard to any principles of conflicts of law thereof. Each party to this Agreement hereby irrevocably consents to the exclusive jurisdiction of, and agrees that any action to enforce, interpret or construe this Agreement or any other agreement or document delivered in connection with this Agreement shall be conducted in, the federal or state courts of the State of Colorado sitting in the City and County of Denver, and the Grantee hereby submits to the personal jurisdiction of such courts and irrevocably waives any defense of improper venue or forum non conveniens to any such action brought in such courts. Each party hereby waives its right to trial by jury.
21.Construction. References in this Agreement to “this Agreement” and the words “herein,” “hereof,” “hereunder” and similar terms include all Exhibits and Schedules appended hereto, including the Plan. This Agreement is entered into, and the Award evidenced hereby is granted, pursuant to the Plan and shall be governed by and construed in accordance with the Plan and the administrative interpretations adopted by the Committee thereunder. The word “include” and all variations thereof are used in an illustrative sense and not in a limiting sense. All decisions of the Committee upon questions regarding this Agreement will be conclusive. Unless otherwise expressly stated herein, in the event of any inconsistency between the terms of the Plan and this Agreement, the terms of the Plan will control. The headings of the sections of this Agreement have been included for convenience of reference only, are not to be considered a part hereof and will in no way modify or restrict any of the terms or provisions hereof.
22.Duplicate Originals. The Company and the Grantee may sign any number of copies of this Agreement. Each signed copy will be an original, but all of them together represent the same agreement. Counterparts to this Agreement may be delivered via PDF or other electronic means.
23.Rules by Committee. The rights of the Grantee and the obligations of the Company hereunder will be subject to such reasonable rules and regulations as the Committee may adopt from time to time.
24.Entire Agreement. This Agreement is in satisfaction of and in lieu of all prior discussions and agreements, oral or written, between the Company and the Grantee regarding the subject matter hereof, other than the Withholding Agreement. The Grantee and the Company hereby declare and represent that no promise or agreement not expressed herein or in the Withholding Agreement has been made and that this Agreement and the Withholding Agreement contain the entire agreement between the parties hereto with respect to the Award and replaces and makes null and void any prior agreements between the Grantee and the Company regarding the Award. This Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, successors and assigns.
25.Grantee Acceptance. The Grantee will signify acceptance of the terms and conditions of this Agreement by signing in the space provided at the end hereof and returning a signed copy to the Company. If the Grantee does not execute and return this Agreement within 60 days of the Grant Date, the grant of Restricted Share Units shall be null and void.
26. 280G Matters. Except as provided in any other agreement between the Grantee and the Company, in the event it shall be determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Grantee pursuant to this Agreement, together with any other payments and benefits which the Grantee has the right to receive from the Company or any of its affiliates or any party to a transaction with the Company or any of its affiliates (“Payment”), would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the “Excise Tax”), then the amount of the Payment shall be either (i) reduced (a “Reduction”) to the minimum extent necessary to avoid imposition of such Excise Tax or (ii) paid in full, whichever produces the better net after-tax position to the Grantee (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). For purposes of any Reduction, the Payments that shall be reduced shall be those that provide the Grantee the best economic benefit, and to the extent any Payments are economically equivalent, each shall be reduced pro rata. All determinations required to be made under this Section shall be made by the Company’s accounting firm (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and the Grantee. All fees and expenses of the Accounting Firm shall be borne solely by the Company.
Absent manifest error, any determination by the Accounting Firm shall be binding upon the Company and the Grantee. By accepting this Agreement, the Grantee acknowledges and agrees that the provisions of this Section shall apply to all future compensation earned by the Grantee from the Company and its affiliates, and that this Section 26 shall survive the settlement and termination of this Agreement.

Signature Page to Restricted Share Units Agreement dated [__], between Liberty Latin America Ltd. and Grantee
LIBERTY LATIN AMERICA LTD.
By:
Name:
Title:
ACCEPTED:

Grantee Name:
Grant ID Number: __________
Number of Restricted Share Units (Class [__]) Awarded: __________